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Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
ADC Telecommunications, Inc.

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated November 24, 1999, included in ADC Telecommunications, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1999, and our report dated September 29, 2000 on the consolidated financial statements of ADC Telecommunications, Inc.'s for the year ended October 31, 1999 included in ADC Telecommunications, Inc.'s 8-K dated October 6, 2000, and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

Minneapolis, Minnesota
October 6, 2000

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS